FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares First Fiscal Quarter of 2013 Distribution of $0.32 Per Share and Announces Fourth Fiscal Quarter and Fiscal Year Ended September 30, 2012 Financial Results

CHICAGO, IL, November 29, 2012 – Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for the fourth fiscal quarter and fiscal year ended September 30, 2012.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company" refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. "GC Advisors" refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)

	September 30, 2012	June 30, 2012	September 30, 2011
Investment portfolio	$672,910	$636,632	$459,827
Total assets	$734,096	$711,522	$559,644
Net asset value per share	$14.60	$14.58	$14.56

	Quarter Ended		Year Ended
	September 30, 2012	June 30, 2012	September 30, 2012
Investment income	$16,219	$14,811	$57,859
Net investment income	$7,791	$6,678	$27,876
Net gain (loss) on investments and derivative instruments	$954	$(1,285)	$3,884
Net increase in net assets resulting from operations	$8,745	$5,393	$31,760

Net investment income per share	$0.30	$0.26	$1.15
Net gain (loss) on investments and derivative instruments per share	$0.04	$(0.05)	$0.16
Net earnings per share	$0.34	$0.21	$1.31

Fourth Fiscal Quarter 2012 Highlights

•	Net investment income for the quarter ended September 30, 2012 was $7.8 million, or $0.30 per share, as compared to $6.7 million, or $0.26 per share, for the quarter ended June 30, 2012;
•	Net gain (loss) on investments and derivative instruments for the quarter ended September 30, 2012 was $0.9 million, or $0.04 per share, as compared to $(1.3) million, or $(0.05) per share, for the quarter ended June 30, 2012;
•	Net increase in net assets resulting from operations for the quarter ended September 30, 2012 was $8.7 million, or $0.34 per share, as compared to $5.4 million, or $0.21 per share, for the quarter ended June 30, 2012; and
•	Our board of directors declared a quarterly distribution on November 27, 2012 of $0.32 per share, payable on December 28, 2012 to stockholders of record as of December 14, 2012.

Portfolio and Investment Activities

At September 30, 2012, the Company had investments in 121 portfolio companies with a total fair value of $672.9 million. The investments in these portfolio companies consisted of $274.0 million of senior secured loans, $265.7 million of one stop loans, $44.4 million of second lien loans, $67.4 million of subordinated debt and $21.4 million of equity investments. This compares to the Company’s portfolio as of June 30, 2012, at which the Company had investments in 116 portfolio companies with a total fair value of $636.6 million. The investments in these portfolio companies consisted of $258.8 million of senior secured loans, $236.8 million of one stop loans, $48.4 million of second lien loans, $74.6 million of subordinated debt and $18.0 million of equity investments.

1

For the quarter ended September 30, 2012, the Company originated $113.4 million in new middle-market investment commitments. Approximately 63% of the new middle-market investment commitments were one stop loans, 34% were senior secured loans and 3% were equity securities. Sales and repayments on investments for the same period totaled $70.9 million.

For the quarter ended September 30, 2012, the weighted average annualized investment income yield (which includes interest income and amortization of fees and discounts) and the weighted average annualized interest income yield (which excludes income resulting from amortization of fees and discounts) on the fair value of earning investments in the Company’s portfolio was 10.5% and 9.5%, respectively.

Consolidated Results of Operations

Total investment income for the three months ended September 30, 2012 and June 30, 2012 was $16.2 million and $14.8 million, respectively. This $1.4 million increase was primarily attributable to higher average invested assets during the three months ended September 30, 2012.

Total expenses for the three months ended September 30, 2012 and June 30, 2012 were $8.4 million and $8.1 million, respectively. This $0.3 million increase was primarily due to an increase in interest expense as a result of higher average debt outstanding and a higher effective yield, increased incentive fees due to higher net investment income and increased management fees due to higher average assets.

During the three months ended September 30, 2012 and June 30, 2012, the Company had $(0.6) million and $1.2 million of net realized (losses) gains on investments and derivative instruments, respectively. The realized loss for the quarter ended September 30, 2012 was primarily related to the sale of an investment in one portfolio company and a loss on the settlement of the Company’s ten-year U.S. Treasury futures contracts. During the three months ended September 30, 2012 and June 30, 2012, the Company recorded net unrealized appreciation (depreciation) on investments and derivative instruments of $1.5 million and $(2.4) million, respectively. The unrealized appreciation for the three months ended September 30, 2012 was primarily a result of broad gains across several middle-market debt and equity securities.

Liquidity and Capital Resources

The Company’s liquidity and capital resources are derived from the Company’s debt securitization, Small Business Administration (“SBA”) debentures, revolving credit facility and cash flow from operations. The Company’s primary uses of funds from operations include investment in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitization, SBA debentures, revolving credit facility, proceeds from its investment portfolio and proceeds from offerings of its securities to finance its investment objectives.

As of September 30, 2012, the Company had cash and cash equivalents of $13.9 million, restricted cash of $37.0 million and $352.3 million of total debt outstanding. As of September 30, 2012, the Company had $20.2 million available for additional borrowings on its revolving credit facility, subject to leverage and borrowing base restrictions.

2

On October 16, 2012, we priced a public offering of 2,600,000 shares of our common stock at a public offering price of $15.58 per share, raising approximately $40.5 million in gross proceeds. Wells Fargo Securities, LLC and UBS Securities LLC acted as joint book-running managers for the offering. On October 19, 2012, the transaction closed, the shares were issued, and proceeds, net of offering costs but before expenses, of $39.4 million were received. On November 14, 2012, we sold an additional 294,120 shares pursuant to the underwriters’ partial exercise of the over-allotment option and we received net proceeds, before expenses, of $4.4 million.

On November 27, 2012, the Company’s board of directors declared a quarterly distribution of $0.32 per share payable on December 28, 2012 to holders of record as of December 14, 2012.

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Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on the following categories:

Risk Ratings Definition
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.
2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).
1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

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The following table shows the distribution of the Company’s investments on the 1 to 5 investment performance rating scale at fair value as of September 30, 2012 and June 30, 2012:

	September 30, 2012		June 30, 2012
Investment	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$145,414	21.6%	$138,479	21.7%
4	468,182	69.6	437,319	68.7
3	55,149	8.2	56,168	8.8
2	340	0.1	341	0.1
1	3,825	0.5	4,325	0.7
Total	$672,910	100.0%	$636,632	100.0%

Conference Call

The Company will host an earnings conference call at 12:00 p.m. (Eastern Time) on Thursday, November 29, 2012 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (800) 736-4594 approximately 10-15 minutes prior to the call; international callers should dial (212) 231-2912. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Events and Presentations link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 9.30.12 Investor Presentation under Events and Presentations. An archived replay of the call will be available shortly after the call until 2:00 p.m. (Eastern Time) on December 24, 2012. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21607887.

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Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)

	September 30, 2012	June 30, 2012	September 30, 2011
Assets		(unaudited)
Investments, at fair value (cost of $669,841, $635,252 and $462,961, respectively)	$672,910	$636,632	$459,827
Cash and cash equivalents	13,891	18,070	46,350
Restricted cash and cash equivalents	37,036	45,059	23,416
Interest receivable	3,906	3,893	3,063
Unrealized appreciation on derivative instruments	—	149	—
Cash collateral on deposit with custodian	—	1,287	21,162
Deferred financing costs	5,898	6,082	5,345
Other assets	455	350	481
Total Assets	$734,096	$711,522	$559,644

Liabilities
Debt	$352,300	$329,800	$237,683
Interest payable	1,391	2,269	1,066
Management and incentive fees payable	4,203	4,070	1,608
Payable for investments purchased	—	—	1,986
Accounts payable and accrued expenses	1,073	1,172	752
Total Liabilities	358,967	337,311	243,095

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2012, June 30, 2012 and
September 30, 2011	—	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 25,688,101,
25,663,009 and 21,733,903 shares issued and outstanding as of September 30, 2012,
June 30, 2012 and September 30, 2011, respectively	26	26	22
Paid in capital in excess of par	375,563	376,292	318,302
Capital distributions in excess of net investment income	347	(3,660)	(398)
Net unrealized appreciation (depreciation) on investments and derivative instruments	5,737	4,197	(1,519)
Net realized (loss) gain on investments and derivative instruments, net of dividends and distributions	(6,544)	(2,644)	142
Total Net Assets	375,129	374,211	316,549
Total Liabilities and Total Net Assets	$734,096	$711,522	$559,644

Number of common shares outstanding	25,688,101	25,663,009	21,733,903
Net asset value per common share	$14.60	$14.58	$14.56

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Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three months ended		Years ended September 30,
	September 30, 2012	June 30, 2012	2012	2011
	(unaudited)
Investment income
Interest income	$16,219	$14,811	$57,482	$39,150
Dividend income	—	—	377	—

Total investment income	16,219	14,811	57,859	39,150

Expenses
Interest and other debt financing expenses	2,970	2,865	10,781	6,550
Base management fee	2,308	2,220	8,495	5,789
Incentive fee	1,967	1,917	6,228	348
Professional fees	545	538	2,231	2,204
Administrative service fee	507	489	1,713	837
General and administrative expenses	131	104	535	606

Total expenses	8,428	8,133	29,983	16,334

Net investment income	7,791	6,678	27,876	22,816

Net gain (loss) on investments
Net realized (loss) gain on investments	(464)	(70)	(5,467)	1,997
Net realized (loss) gain on derivative instruments	(122)	1,228	2,095	40
Net change in unrealized appreciation (depreciation) on investments	1,689	(795)	5,270	(1,528)
Net change in unrealized (depreciation) appreciation on derivative instruments	(149)	(1,648)	1,986	(1,986)

Net gain (loss) on investments	954	(1,285)	3,884	(1,477)

Net increase in net assets resulting from operations	$8,745	$5,393	$31,760	$21,339

Per Common Share Data
Basic and diluted earnings per common share	$0.34	$0.21	$1.31	$1.09
Dividends and distributions declared per common share	$0.32	$0.32	$1.28	$1.27
Basic and diluted weighted average common shares outstanding	25,663,827	25,639,680	24,271,251	19,631,797

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ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, one stop, mezzanine and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

With over $7 billion of capital under management, Golub Capital is a leading provider of financing solutions for the middle market, including one stop financings (through the firm's proprietary GOLD and MEGA GOLD facilities), senior, second lien, and subordinated debt, preferred stock and co-investment equity. The firm underwrites and syndicates senior credit facilities up to $250 million. Golub Capital's hold sizes range up to $200 million per transaction.

Golub Capital has been a Top 3 Traditional Middle Market Bookrunner each year from 2008 through 3Q 2012 for senior secured loans of up to $100 million for leveraged buyouts (according to Thomson Reuters LPC and internal data; based on number of deals). In 2012, Golub Capital was awarded the ACG New York Champion’s Award for “Senior Lender Firm of the Year.” Golub Capital is a national firm with principal offices in Chicago and New York. For more information, please visit the firm’s website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com

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